Exhibit 99.1

            Mace Security International Announces Results
               from Its Annual Meeting of Stockholders

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Dec. 13, 2006--Mace Security
International, Inc. ("Mace") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products and an owner and operator of car and truck wash facilities, today announced the results from its 2006 Annual Meeting of Stockholders. The proposal to elect
Mace's five board members was voted in favor of by Mace's
shareholders. Out of Mace's 15,275,382 shares outstanding (as of the record date), approximately 72% of the total outstanding shares were voted in favor of each board member.

    The Company's management conducted a formal presentation
discussing its current business activities. The presentation is available on Mace's web site at www.mace.com. In response to a question posed by a shareholder at the meeting, the Company announced that Mace would begin to hold quarterly conference calls after the filing of each of its 10-Q Reports and its 10-K Report.

    Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Information about Mace and becoming a Mace Authorized Dealer is available at www.mace.com. The Company's consumer e-commerce web site is www.macecatalog.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the
Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate",
"projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect
Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form
10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on
Form 10-K and quarterly reports on Form 10-Q.

    CONTACT: Mace Security International, Inc.
             Eduardo Nieves, Jr., 954-449-1313

             www.mace.com